Exhibit 99

FOR IMMEDIATE RELEASE              Contact:  Jerold R. Kassner
April 30, 2001                               Swank, Inc.
                                              Attleboro, MA 02703
                                             (508) 222-3400

                           SWANK, INC.
                    ATTLEBORO, MASSACHUSETTS

          SWANK, INC. ANNOUNCES MATTER TO BE ADDRESSED
         AT PREVIOUSLY ANNOUNCED NASDAQ LISTING HEARING
            [AND FILING OF FORM 10-K FOR FISCAL 2000]


          ATTLEBORO, MASSACHUSETTS, April 30, 2001-- SWANK, INC., (NASDAQ:SNKI) announced today that it has received notice from Nasdaq indicating that Swank was not in compliance with Nasdaq's requirement for continued listing of its shares of Common Stock on the Nasdaq SmallCap Market due to a delinquency in the filing of its Form 10-K for fiscal 2000. The Company previously announced that has been granted a hearing before a Nasdaq Listing Qualifications Panel on May 10, 2001 to review the potential delisting of its Common Stock. The Company has been advised that the Form 10-K filing will be considered by the Panel at the hearing.


     There is no assurance that the Qualifications Panel will grant the Company's request for continued listing on the Nasdaq SmallCap Market. Regardless of the outcome, however, Swank expects its Common Stock will continue to be publicly traded. If the Common Stock is not traded on the Nasdaq SmallCap Market, the Company expects it would be traded in the over-the-counter market.


     Swank manufactures and markets men's and women's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "DKNY", "Claiborne", "Tommy Hilfiger", "Guess?", "Anne Klein", "Anne Klein II", "Geoffrey Beene", "John Henry ", "Pierre Cardin", "Colours by Alexander Julian", and "Swank". Swank also manufactures jewelry and leather items for distribution under private labels.

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April 30, 2001                                        SWANK, INC.
Page 2




     This press release contains forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors, including general economic and business conditions, competition in the men's and women's accessories and jewelry markets, continuing sales trends, pricing and consumer preferences.